Exhibit 99.1

Dakota Territory Resource Corp Completes Private Placement

Four Former Senior Executives of Homestake Mining Company Invest

Reno, Nevada, January 28, 2013 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that it has completed sales from an offering of unregistered securities (the “offering”).  The terms of the offering provided for the raising of $200,000.00 through the sale of 2,000,000 shares of the Company's restricted common stock at $0.10 per share, subject to an over-allotment provision of up to 25%.  The financing was fully subscribed, including the over-allotment option, resulting in gross proceeds to the Company in the amount of $250,000.00 and the issuance of 2,500,000 restricted common shares.

Fourteen accredited investors participated in the offering, including four former senior executives of Homestake Mining Company.  The Company issued no warrants, nor were any fees or commissions paid in connection with the offering.

Proceeds from the offering will be used for general working capital purposes, including ongoing preliminary exploration work conducted on the Company's Blind Gold Property and preparatory work for additional exploration programs planned for the summer of 2013.

As reported by the Company on Form 8-K and in a news release, both dated January 7, 2013, Dakota Territory recently increased the Company’s property holdings through the acquisition of three groups of unpatented lode mining claims covering approximately 853 acres in the Black Hills of South Dakota. The Company's new properties are located in the heart of the prolific Homestake district that has produced approximately 50 million ounces of gold and are situated in close proximity to the Blind Gold Property.  The Company's exploration activities in 2013 will be focused on the Homestake formation that lies under the Blind Gold Property and the search for a repeat of the Homestake deposit under cover.  Dakota Territory's secondary objective is to simultaneously advance its prospective gold targets on the Homestake Paleoplacer, City Creek and West False Bottom Creek/Paradise Gulch Properties through the acquisition of new data that will build from the extensive historic exploration work already performed on the properties.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp. is a Nevada Corporation with offices located at Reno, Nevada.  Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

In terms of total historic US gold production, the Black Hills ranks second only to the Carlin District of northeast Nevada, with the gold production of the Black Hills concentrated in a 100 square mile area known as the Homestake District.  Dakota Territory maintains 100% ownership of four mineral properties including the Blind Gold, West False Bottom/Paradise Gulch, City Creek and Homestake Paleoplacer Properties, all of which are located in the heart of the Homestake District and cover a total of approximately 2,466 acres. The  Blind Gold Property is located approximately 3 miles northwest and on structural trend with the historic Homestake Gold Mine. Through its 125 year production history, the Homestake Gold Mine produced approximately 40 million ounces of gold and is the largest iron-formation-hosted gold deposit in the world.

In the 1980′s and 1990′s Homestake Mining Company undertook a $70 million exploration program managed by Richard Bachman, President and CEO of Dakota Territory Resource Corp that was focused primarily on the search for a repeat of the Homestake Mine. This program successfully discovered significant new gold mineralization beyond the confines of the producing mine, demonstrating repeatability and the potential for additional gold deposits in the Homestake iron-formation host.  The program also proved the continuous extension of the Homestake iron-formation to a distance of approximately 3 miles from the producing mine and under the Blind Gold Property.

Dakota Territory Resource Corp. is uniquely positioned by the experience of its management team to leverage the extensive exploration efforts of the past, beginning at the point where the Homestake program ended in 1994.   For more information on Dakota Territory Resource Corp please visit the Company's website at http://dakotaterritoryresource.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Constellation Asset Advisors, Inc. (415) 524-8500

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards.  Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property.  U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC.  You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: adverse economic conditions, competition, adverse federal, state and local government regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.